Exhibit 99.1
Apollo Education Group, Inc.
News Release

Apollo Education Group, Inc. Reports Third Quarter Fiscal Year 2016 Results
Phoenix, July 7, 2016 - Apollo Education Group, Inc. (NASDAQ: APOL) (“Apollo” or the “Company”) today reported financial results for the three and nine months ended May 31, 2016, with third quarter revenue of $558.0 million and diluted earnings per share from continuing operations of $0.19, or $0.37 excluding special items.
“We remain committed to our transformational plan at University of Phoenix, which we believe will result in a higher retaining and more focused and trusted university,” said Greg Cappelli, Chief Executive Officer of Apollo Education Group. “We also continue to grow internationally through Apollo Global where we serve more than 150,000 students on six continents. While we have significantly reduced the cost base of the company, we will continue to look for additional efficiencies, as necessary, in order to support our long-term strategic plan.”
Third Quarter 2016 Results of Operations
Apollo Education Group reported net revenue for the third quarter 2016 of $558.0 million compared to $676.4 million for the third quarter 2015. Third quarter 2016 University of Phoenix New Degreed Enrollment was 17,900 and Degreed Enrollment was 155,600, compared to New Degreed Enrollment of 29,400 and Degreed Enrollment of 206,900 for the prior year third quarter. Operating income for the third quarter 2016 was $32.0 million, compared to $93.3 million for the third quarter 2015. Income from continuing operations attributable to Apollo Education Group for the third quarter 2016 was $20.7 million, or $0.19 per share, compared to $50.3 million, or $0.46 per share, for the prior year third quarter.
Excluding special items, income from continuing operations attributable to Apollo Education Group for the third quarter 2016 was $40.5 million, or $0.37 per share, compared to $59.7 million, or $0.55 per share, for the third quarter 2015. Adjusted EBITDA was $90.7 million for the third quarter 2016 compared to $132.2 million for the third quarter 2015. (Special items and Adjusted EBITDA for the respective periods are included in the reconciliation of GAAP to non-GAAP financial information tables of this press release.)
First Nine Months of 2016 Results of Operations
Net revenue for the first nine months of fiscal year 2016 totaled $1.6 billion, compared to $2.0 billion in the first nine months of fiscal year 2015. In the first nine months of 2016, University of Phoenix Average Degreed Enrollment was 171,400, compared to 220,400 for the prior year period. Operating loss for the first nine months of 2016 was $94.1 million compared to operating income of $120.0 million in the prior year period. Loss from continuing operations attributable to Apollo Education Group for the first nine months of 2016 was $97.2 million, or $0.89 per share, compared to income of $63.1 million, or $0.58 per share, for the first nine months of 2015.
Excluding special items, income from continuing operations attributable to Apollo Education Group for the first nine months of fiscal year 2016 was $40.3 million, or $0.37 per share, compared to $101.7 million, or $0.93 per share, for the first nine months of 2015. Adjusted EBITDA was $160.9 million for the first nine months of 2016 compared to $268.5 million for the first nine months of 2015. (Special items and Adjusted EBITDA for the respective periods are included in the reconciliation of GAAP to non-GAAP financial information tables of this press release.)

Balance Sheet and Cash Flow
As of May 31, 2016, the Company’s unrestricted cash and cash equivalents and marketable securities (including current and noncurrent) totaled $643.2 million, compared to $794.2 million as of August 31, 2015. The decrease was primarily attributable to $101.2 million paid to acquire Career Partner GmbH and capital expenditures.
Total debt outstanding (including short-term borrowings and the current portion of long-term debt) was $62.1 million as of May 31, 2016.
Business Outlook
Due to the pending merger transaction announced February 8, 2016, the Company is not providing an updated financial outlook at this time.
Conference Call Information
In light of the pending merger, the Company will not be hosting an investor conference call following the issuance of its fiscal year 2016 third quarter earnings press release.
About Apollo Education Group, Inc.
Apollo Education Group, Inc. is one of the world’s largest private education providers, serving students since 1973. Through its subsidiaries, Apollo Education Group offers undergraduate, graduate, certificate and nondegree educational programs and services, online and on-campus, principally to working learners in the U.S. and abroad. For more information about Apollo Education Group, Inc. and its subsidiaries, call (800) 990-APOL or visit the Company’s website at www.apollo.edu.

Apollo Education Group, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended May 31,		Nine Months Ended May 31,
(In thousands, except per share data)	2016	2015	2016	2015
Net revenue	$558,002	$676,358	$1,609,371	$1,965,986
Costs and expenses:
Instructional and student advisory	274,486	294,841	836,453	907,348
Marketing	87,530	116,839	279,128	369,120
Admissions advisory	30,192	52,994	94,500	167,919
General and administrative	59,066	64,437	192,300	206,215
Depreciation and amortization	28,330	29,969	82,478	95,705
Provision for uncollectible accounts receivable	15,716	13,005	43,812	42,372
Restructuring and impairment charges	22,366	11,444	149,578	52,722
Merger, acquisition and other related costs (credit), net	8,317	(455)	25,188	4,506
Litigation charge	—	—	—	100
Total costs and expenses	526,003	583,074	1,703,437	1,846,007
Operating income (loss)	31,999	93,284	(94,066)	119,979
Interest income	1,041	762	2,883	2,091
Interest expense	(1,569)	(1,715)	(4,997)	(5,116)
Other loss, net	(273)	(2,038)	(2,229)	(4,480)
Income (loss) from continuing operations before income taxes	31,198	90,293	(98,409)	112,474
Provision for income taxes	(11,399)	(40,667)	(3,796)	(53,797)
Income (loss) from continuing operations	19,799	49,626	(102,205)	58,677
Loss from discontinued operations, net of tax	—	(2,186)	(3,259)	(14,906)
Net income (loss)	19,799	47,440	(105,464)	43,771
Net loss attributable to noncontrolling interests	945	624	5,047	4,468
Net income (loss) attributable to Apollo	$20,744	$48,064	$(100,417)	$48,239
Earnings (loss) per share - Basic:
Continuing operations attributable to Apollo	$0.19	$0.47	$(0.89)	$0.59
Discontinued operations attributable to Apollo	—	(0.02)	(0.03)	(0.14)
Basic income (loss) per share attributable to Apollo	$0.19	$0.45	$(0.92)	$0.45
Earnings (loss) per share - Diluted:
Continuing operations attributable to Apollo	$0.19	$0.46	$(0.89)	$0.58
Discontinued operations attributable to Apollo	—	(0.02)	(0.03)	(0.14)
Diluted income (loss) per share attributable to Apollo	$0.19	$0.44	$(0.92)	$0.44
Basic weighted average shares outstanding	108,658	107,678	108,567	108,140
Diluted weighted average shares outstanding	109,444	108,623	108,567	109,124

Apollo Education Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	As of
($ in thousands)	May 31, 2016	August 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$361,526	$503,705
Restricted cash and cash equivalents	185,320	198,369
Marketable securities	242,301	194,676
Accounts receivable, net	193,477	198,459
Prepaid taxes	29,165	38,371
Other current assets	53,201	48,823
Assets of business held for sale	—	40,897
Total current assets	1,064,990	1,223,300
Marketable securities	39,323	95,815
Property and equipment, net	343,094	370,281
Goodwill	265,765	247,190
Intangible assets, net	200,756	143,244
Deferred taxes	93,772	92,105
Other assets	29,926	29,129
Total assets	$2,037,626	$2,201,064
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$19,514	$14,080
Accounts payable	56,297	64,100
Student deposits	213,986	245,470
Deferred revenue	185,025	186,950
Accrued and other current liabilities	248,863	280,847
Liabilities of business held for sale	—	40,897
Total current liabilities	723,685	832,344
Long-term debt	42,597	31,566
Deferred taxes	16,924	7,729
Other long-term liabilities	182,491	172,452
Total liabilities	965,697	1,044,091
Commitments and contingencies
Redeemable noncontrolling interests	7,204	11,915
Shareholders’ equity:
Preferred stock, no par value	—	—
Apollo Class A nonvoting common stock, no par value	103	103
Apollo Class B voting common stock, no par value	1	1
Additional paid-in capital	—	—
Apollo Class A treasury stock, at cost	(3,915,279)	(3,928,419)
Retained earnings	5,061,631	5,153,452
Accumulated other comprehensive loss	(82,286)	(80,579)
Total Apollo shareholders’ equity	1,064,170	1,144,558
Noncontrolling interests	555	500
Total equity	1,064,725	1,145,058
Total liabilities, redeemable noncontrolling interests and shareholders’ equity	$2,037,626	$2,201,064

Apollo Education Group, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended May 31,
($ in thousands)	2016	2015
Operating activities:
Net (loss) income	$(105,464)	$43,771
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Share-based compensation	27,318	29,768
Excess tax benefits from share-based compensation	—	(236)
Depreciation and amortization	82,478	101,779
Accelerated depreciation included in restructuring	12,262	7,207
Impairment charges and loss on asset dispositions	76,470	22,228
Non-cash foreign currency loss, net	492	1,722
Provision for uncollectible accounts receivable	43,812	42,372
Deferred income taxes	(6,175)	(12,471)
Changes in assets and liabilities, excluding the impact of acquisitions:
Restricted cash and cash equivalents	13,567	5,529
Accounts receivable	(37,296)	(51,555)
Prepaid taxes	8,104	21,038
Other assets	(684)	(1,974)
Accounts payable	(8,872)	7,753
Student deposits	(32,002)	(25,918)
Deferred revenue	(28,564)	22,677
Accrued and other liabilities	(35,813)	(89,987)
Net cash provided by operating activities	9,633	123,703
Investing activities:
Purchases of property and equipment	(51,414)	(74,254)
Purchases of marketable securities	(203,504)	(156,465)
Maturities and sales of marketable securities	208,360	156,337
Acquisitions, net of cash acquired	(101,196)	(21,166)
Other investing activities	(727)	(14,216)
Net cash used in investing activities	(148,481)	(109,764)
Financing activities:
Payments on borrowings	(63,785)	(605,214)
Proceeds from borrowings	56,961	4,515
Share repurchases	(732)	(40,700)
Share reissuances	638	995
Excess tax benefits from share-based compensation	—	236
Payment for contingent consideration	—	(21,371)
Net cash used in financing activities	(6,918)	(661,539)
Exchange rate effect on cash and cash equivalents	3,587	(3,991)
Net decrease in cash and cash equivalents	(142,179)	(651,591)
Cash and cash equivalents, beginning of period	503,705	1,228,813
Cash and cash equivalents, end of period	$361,526	$577,222
Supplemental disclosure of cash flow and non-cash information:
Cash paid for income taxes, net of refunds	$1,144	$36,545
Cash paid for interest	5,081	5,134
Restricted stock units vested and released	2,083	7,407

Apollo Education Group, Inc. and Subsidiaries
Segment Data and University of Phoenix Operating Metrics
(Unaudited)

	Three Months Ended May 31,		Nine Months Ended May 31,
($ in thousands)	2016	2015	2016	2015
Net revenue:
University of Phoenix:
Degree seeking gross revenues(1)	$474,749	$625,949	$1,412,637	$1,825,254
Less: Discounts and other	(61,010)	(79,362)	(188,741)	(219,315)
Degree seeking net revenues(1)	413,739	546,587	1,223,896	1,605,939
Other revenues	10,740	14,105	28,156	35,375
Total University of Phoenix	424,479	560,692	1,252,052	1,641,314
Apollo Global	125,007	109,622	334,135	305,862
Other	8,516	6,044	23,184	18,810
Net revenue	$558,002	$676,358	$1,609,371	$1,965,986
Operating income (loss):
University of Phoenix	$59,681	$103,395	$33,099	$216,776
Apollo Global	(459)	5,465	(29,677)	(26,918)
Other	(27,223)	(15,576)	(97,488)	(69,879)
Operating income (loss)	$31,999	$93,284	$(94,066)	$119,979
(1) Represents revenue from tuition and other fees for students enrolled in University of Phoenix degree programs or certificate programs of at least 18 credits in length with some course applicability into a related degree program.

University of Phoenix Enrollment Data:
(Rounded to the nearest hundred, except per degreed enrollment)	Three Months Ended May 31,				Nine Months Ended May 31,
	2016	2015	% Change		2016	2015	% Change
Degreed Enrollment(1), (2)	155,600	206,900	(24.8)%	Average Degreed Enrollment(2), (4)	171,400	220,400	(22.2)%
New Degreed Enrollment(3)	17,900	29,400	(39.1)%	Aggregate New Degreed Enrollment	59,600	97,300	(38.7)%
Degree seeking net revenues per degreed enrollment	$2,659	$2,642
(1) Represents students enrolled in a degree program who attended a credit bearing course during the quarter and had not graduated as of the end of the quarter; students who previously graduated from one degree program and started a new degree program in the quarter (e.g., a graduate of an associate’s degree program returns for a bachelor’s degree); and students participating in certain certificate programs of at least 18 credits with some course applicability into a related degree program.

(2) As described in Footnote 1, Degreed Enrollment includes students who attended a credit bearing course during the quarter and had not graduated as of the end of the quarter. The proportion of students included in Degreed Enrollment who have completed their academic work but not yet formally graduated (“academically complete students”) increased during the third quarter of fiscal year 2016 compared to the prior year period due to changes in the manner in which graduation applications are processed. We estimate that the number of academically complete students reflected in this increase is approximately 2,000 - 3,000.

(3) Represents new students and students who have been out of attendance for more than 12 months who enroll in a degree program and start a credit bearing course in the quarter; students who have previously graduated from a degree program and start a new degree program in the quarter; and students who commence participation in certain certificate programs of at least 18 credits with some course applicability into a related degree program.

(4) Represents the average of quarterly Degreed Enrollment from the beginning to the end of the respective periods.

Apollo Education Group, Inc. and Subsidiaries
Reconciliation of GAAP Financial Information to Non-GAAP Financial Information
(Unaudited)

	Three Months Ended May 31,		Nine Months Ended May 31,
(In thousands, except per share data)	2016	2015	2016	2015
Net income (loss) attributable to Apollo, as reported	$20,744	$48,064	$(100,417)	$48,239
Less: Loss from discontinued operations, net of tax	—	(2,186)	(3,259)	(14,906)
Income (loss) from continuing operations attributable to Apollo	20,744	50,250	(97,158)	63,145
Special items:
Restructuring and impairment charges(1)	22,366	11,444	149,578	52,722
Merger, acquisition and other related costs (credit), net	8,317	(455)	25,188	4,506
Litigation charge	—	—	—	100
Special items before income taxes	30,683	10,989	174,766	57,328
Less: income tax effects of special items	(10,972)	(4,532)	(37,262)	(21,747)
Tax expense from resolution with tax authority	—	3,002	—	3,002
Special items, net of income taxes	19,711	9,459	137,504	38,583
Income from continuing operations attributable to Apollo, excluding special items	$40,455	$59,709	$40,346	$101,728
Diluted income (loss) per share from continuing operations attributable to Apollo, as reported	$0.19	$0.46	$(0.89)	$0.58
Diluted income per share from continuing operations attributable to Apollo, excluding special items	$0.37	$0.55	$0.37	$0.93
(1) During the first quarter of fiscal year 2016, we recorded $73.4 million of goodwill impairment charges.

Reconciliation of Adjusted EBITDA to Net Income (Loss)

	Three Months Ended May 31,		Nine Months Ended May 31,
($ in thousands)	2016	2015	2016	2015
Adjusted EBITDA:
University of Phoenix	$93,326	$129,644	$205,345	$315,986
Apollo Global	11,374	12,481	2,221	771
Other	(13,961)	(9,921)	(46,617)	(48,225)
Adjusted EBITDA	90,739	132,204	160,949	268,532
Less: Special items before income taxes (see above table)	30,683	10,989	174,766	57,328
Less: Depreciation and amortization	28,330	29,969	82,478	95,705
Less: Interest expense, net of interest income	528	953	2,114	3,025
Less: Provision for income taxes	11,399	40,667	3,796	53,797
Plus: Loss from discontinued operations, net of tax	—	(2,186)	(3,259)	(14,906)
Net income (loss), as reported	$19,799	$47,440	$(105,464)	$43,771

Use of Non-GAAP Financial Information
The Company’s non-GAAP financial measures are intended to supplement, but not substitute for, the most directly comparable GAAP measures. Management uses, and chooses to disclose to investors, these non-GAAP financial measures because: (i) such measures provide an additional analytical tool to clarify the Company’s results from operations and help to identify underlying trends in its results of operations; (ii) as to the non-GAAP earnings measures, such measures help compare the Company’s performance on a consistent basis across time periods; and (iii) these non-GAAP measures are employed by the Company’s management in its own evaluation of performance and are utilized in financial and operational decision-making processes, such as budgeting and forecasting. Exclusion of items in the non-GAAP presentation should not be construed as an inference that these items are unusual, infrequent or non-recurring. Other companies, including other companies in the education industry, may calculate non-GAAP financial measures differently, limiting their usefulness as a comparative measure across companies.
“Adjusted EBITDA” is earnings from continuing operations before interest expense and interest income, income taxes, depreciation and amortization, and special items. It is intended to provide an indicator of our operating performance across time periods.
Forward-Looking Statements Safe Harbor
Statements about Apollo Education Group and its business in this release which are not statements of historical fact, including statements regarding Apollo Education Group’s future strategy and plans and commentary regarding future results of operations and prospects, are forward-looking statements and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations and involve a number of risks and uncertainties. Actual plans implemented and actual results achieved may differ materially from those set forth in or implied by such statements due to various factors, including, without limitation: (i) the timing of the completion of the previously announced pending merger transaction with AP VIII Queso Holdings, L.P., an affiliate of Apollo Management VIII, L.P., which is a fund managed by an affiliate of Apollo Global Management, LLC, an entity unrelated to Apollo Education Group; (ii) the inability to complete the merger due to the failure to satisfy customary and other conditions to completion of the merger, including receipt of required regulatory approvals; (iii) the risk that regulatory agencies impose restrictions, limitations, costs, divestitures or other conditions in connection with providing regulatory approval of the merger; (iv) the outcome of pending or potential litigation or governmental investigations; (v) disruptions resulting from the proposed merger making it more difficult for Apollo Education Group to maintain relationships with its students, customers, employees, suppliers and strategic partners; (vi) competitive responses to the proposed merger; (vii) unexpected costs, liabilities, charges or expenses resulting from the merger; (viii) the inability to obtain, renew or modify permits in a timely manner, or comply with government regulations; (ix) the inability to retain key personnel of Apollo Education Group or its subsidiaries; (x) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including a termination of the merger agreement under circumstances that could require Apollo Education Group to pay a termination fee; (xi) unexpected expenses or other challenges in integrating acquired businesses, student, consumer or regulatory impact arising from consummation of such acquisitions, and unexpected changes or developments in the acquired businesses; (xii) diversion of management’s attention from ongoing business concerns; (xiii) limitations placed on Apollo Education Group’s ability to operate its business by the merger agreement; (xiv) the impact of increased competition from traditional public universities and proprietary educational institutions; (xv) the impact of the initiatives to transform University of Phoenix into a more-focused, higher-retaining and less-complex institution, including the near-term impact on enrollment; (xvi) the impact of Apollo Education Group’s ongoing restructuring and cost-reduction initiatives; (xvii) impacts from actions taken by our regulators that could affect University of Phoenix’s eligibility to participate in or the manner in which it participates in U.S. Federal and state student financial aid programs, including the recent requirement that all substantial changes be approved by the U.S.

Department of Education in advance; (xviii) further delay in University of Phoenix’s pending recertification by the U.S. Department of Education for participation in Title IV student financial aid programs, or any limitations or qualifications imposed in connection with any recertification; (xix) the impact of any reduction in financial aid available to students, including active and retired military personnel, due to the U.S. government deficit reduction proposals, debt ceiling limitations, budget sequestration or otherwise; (xx) changes in regulation of the U.S. education industry and eligibility of proprietary schools to participate in U.S. Federal student financial aid programs; (xxi) changes in University of Phoenix’s enrollment or student mix; (xxii) the impact on student enrollments of the announcement of the proposed merger and general economic conditions; (xxiii) the impact of third party claims that Apollo Education Group’s products and services infringe their intellectual property rights; and (xxiv) fluctuations in non-U.S. currencies that could impact reported operating results of foreign subsidiaries. For a discussion of the various factors that may cause actual plans implemented and actual results achieved to differ materially from those set forth in the forward-looking statements, please refer to the risk factors and other disclosures contained in Apollo Education Group’s Form 10-K for fiscal year 2015, filed with the Securities and Exchange Commission (the “SEC”) on October 22, 2015, Form 10-Q for the quarterly period ended May 31, 2016, filed with the SEC on July 7, 2016, and other filings with the SEC which are available at www.apollo.edu. The cautionary statements referred to above also should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by Apollo Education Group or persons acting on Apollo Education Group’s behalf. Apollo Education Group undertakes no obligation to publicly update or revise any forward-looking statements for any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements. Furthermore, Apollo Education Group cannot guarantee future results, events, levels of activity, performance, or achievements.
Investor Relations Contact:
Beth Coronelli, (312) 660-2059
beth.coronelli@apollo.edu
Media Contact:
Media Relations Hotline, (602) 254-0086
media@apollo.edu